Exhibit 99.1

DERMA SCIENCES TO ACQUIRE BIOD, SOLIDIFY ITS LEADERSHIP POSITION IN ADVANCED WOUND CARE AND REGENERATIVE PRODUCTS

•	Immediately accretive transaction will bring four proprietary high-margin product families and revenue of $22 million for the trailing 12 months ended June 30, 2016
•	Will add 235 independent sales representatives and seven direct sales representatives with no call-point or customer overlap
•	BioD shareholders to make concurrent $2 million equity investment

Conference call to be held today at 9:00 a.m. Eastern time

PRINCETON, N.J. (July 28, 2016) – Derma Sciences, Inc. (Nasdaq: DSCI), a tissue regeneration company focused on advanced wound and burn care, announces the signing of a definitive agreement to acquire BioD, LLC for an immediate transaction value of $21.3 million and a potential total transaction value of an estimated $77.8 million. This includes an upfront payment of cash and common stock of $21.3 million, as well as potential product regulatory milestone payments in aggregate estimated to be up to $30.0 million and earn outs based on incremental net sales growth of up to $26.5 million.

BioD is a privately held company engaged in the development and commercialization of novel proprietary regenerative medicine products derived from placental/birth tissues for use in a broad range of clinical applications, including orthopedic, spine and ophthalmic channels. This proposed transaction, which has been approved by the Boards of Directors of both companies, is expected to close next week.

Financial and strategic highlights of the transaction include the following:

•	Immediately accretive to Derma Sciences’ revenues, margins, EBITDA and earnings.
•	Upfront consideration of $21.3 million includes $13.8 million in cash and 1.8 million shares of Derma Sciences common stock, valued at $7.5 million utilizing a 10-day volume-weighted average price (VWAP) as of July 26, 2016 of $4.1692.
•	Potential product regulatory milestone payments in 2016 and/or 2017 in aggregate up to $30.0 million, payable in up to 35% common stock at Derma Sciences’ discretion.
•	Potential net sales growth earn outs in 2017 and 2018 of up to $13.25 million each year, based on a multiple of incremental net sales and payable in cash.
•	Brings four proprietary placental/birth tissue allograft product families with revenue of $18.6 million for 2015 and $22.2 million for the trailing 12 months ended June 30, 2016.
•	2015 gross margin of 87.2%, net income margin of 15.6% and double-digit revenue growth.
•	Adds 235 independent sales representatives and seven direct sales representatives to Derma Sciences’ 80-person sales organization, which includes 38 direct sales representatives and 25 independent sales representatives, and expands customers to include inpatient, orthopedic, spine, neurology and ophthalmic channels.

Following the transaction, BioD will operate as a wholly owned subsidiary of Derma Sciences and will continue to be led by BioD’s President and Chief Executive Officer Russell Olsen. Additionally, BioD will receive a Board observer seat on the Derma Sciences Board of Directors.

“The acquisition of BioD is a powerful strategic business fit with Derma Sciences and furthers our commitment to being a leading provider of advanced wound care and regenerative medicine products. Combining BioD with Derma Sciences enhances our scale, and provides for a diversified and growing revenue base of complementary, high-margin advanced wound care and tissue regeneration products,” commented Stephen T. Wills, Executive Chairman and Interim Principal Executive Officer of Derma Sciences. “We know BioD well, having licensed two of their products in January 2014, and we are very excited to add their full portfolio of innovative products as well as 51 talented personnel, including R&D scientists, manufacturing and processing experts, clinical support and customer service staff and direct sales representatives, as well as an expansive independent sales rep infrastructure.”

Mr. Wills added, “BioD is a prime example of the kind of acquisition we look for to advance our growth strategy. In addition to bringing high-margin revenue of $22 million for the last 12 months, BioD will transform our P&L while also providing significant opportunities for cross-selling and G&A expense synergy. On a pro forma basis including the BioD business in our 2015 results and eliminating our First Aid Division (FAD), the sale of which we announced earlier, our 2015 gross margin increases from approximately 39% to approximately 52%, and the percentage of total revenues represented by our Advanced Wound Care business increases from approximately 49% to approximately 70%.”

In January 2014 Derma Sciences licensed two of BioD’s products: AMNIOEXCEL®, an amniotic extracellular membrane product that is a sterile, room-temperature stable, resorbable tissue allograft derived from human amnion that provides a natural scaffold for tissue repair and regeneration; and AMNIOMATRIX®, a cryopreserved allograft derived from human placental tissues that is used as a wound covering in the treatment of localized tissue defects, which Derma Sciences sells to wound care centers for treatment of chronic or non-healing wounds.

The four BioD product families gained through this acquisition are:

•	BioDFactor® Viable Tissue Matrix, a cryopreserved allograft derived from the human placental tissues developed for use as a wound covering in the treatment of localized tissue defects or areas of inflammation.
•	BioDRestore™ Elemental Tissue Matrix, a morselized, flowable tissue allograft derived from amniotic tissues. Amniotic tissues have been shown to support soft tissue repair, reduce inflammation and minimize scar tissue formation.
•	BioDFence® Resorbable Adhesion Barrier, a sterile, resorbable adhesion barrier allograft derived from the human amnion that provides a structural barrier to reduce scar tissue formation. The allograft comes hydrated and in saline solution and has a five-year shelf life.
•	BioDOptix® Amniotic Extracellular Matrix, a dehydrated, extracellular membrane allograft derived from human amniotic tissue for use as a scaffold for ocular tissue repair and regeneration.

“Derma Sciences is a recognized leader in advanced wound care and has been a wonderful partner over the past several years,” said Russell Olsen, President and Chief Executive Officer of BioD. “In particular, we are very pleased with the progress they have made in conducting clinical studies to support positive coverage determinations from Medicare Administrative Contractors (MACs) for AMNIOEXCEL®.

“We view this combination as a positive for all parties, in particular as we leverage the capabilities inherent in both companies to achieve greater growth than either of us could alone,” Mr. Olsen continued. “The 38 Derma Sciences sales reps and 25 independent sales reps, and the 235 BioD independent sales reps and seven direct sales reps have virtually no overlap in their call-points and customer bases. As such, we look forward to sales synergies and greater efficiencies as all members of the combined organization sell a larger number of clinically differentiated, high-margin products. I know we are excited to be introducing certain Derma Sciences products to BioD’s hospital and office-based customers.”

Russell Olsen joined BioD in 2013 as Chief Operating Officer and was named President and Chief Executive Officer in 2014. He has more than 25 years of executive management, sales and marketing experience in the medical and dental industries, having served as President of both Straumann and Keystone Dental, two leading dental implant companies. Mr. Olsen acquired executive management experience from Fortune 500 companies Bristol-Myers Squibb and Smith & Nephew, as well as most recently serving as Chief Executive Officer of CloudDDS, a dental technology company.

Private Placement

In addition to the proposed acquisition of BioD, Derma Sciences announces that certain BioD shareholders intend to purchase $2.0 million in shares of Derma Sciences common stock at a price of $4.1692 per share. These commitments will be funded on or before the closing of the BioD acquisition.

“The Derma Sciences Board of Directors is very pleased that BioD investors intend to participate in this financing at Derma’s current valuation. We believe this is a tremendous show of support and confidence in their view of this transaction and pro forma entity, and also reflects well on our business strategy, execution and future prospects,” commented Mr. Wills. “This financing, along with proceeds from the sale of our FAD business and the sale of part of our investment in Comvita, strengthens our balance sheet and allows us greater flexibility to take advantage of accretive business opportunities.”

Derma Sciences will continue to be well-capitalized following the close of the BioD acquisition, the sale of its FAD, the sale of Comvita equity and the equity investment by BioD shareholders, and will have pro forma cash and short-term investments of approximately $42 million excluding transaction fees, plus approximately $16 million of marketable securities related to its remaining equity stake in Comvita Limited.

2016 Financial Guidance

As a result of this planned transaction with BioD and the sale of its FAD, Derma Sciences is updating its financial guidance for 2016 and will provide new guidance when it reports second quarter financial results in the first half of August.

Financial and Legal Advisors

Greenhill & Co., LLC served as financial advisor and Thompson Hine LLP served as legal advisor to Derma Sciences for the BioD acquisition. Canaccord Genuity Inc. served as financial advisor and Baker, Donelson, Bearman, Caldwell & Berkowitz P.C. served as legal advisor to BioD.

Conference Call and Webcast

Derma Sciences management will host a conference call with accompanying slides today beginning at 9:00 a.m. Eastern time to discuss this announcement as well as the sale of its FAD. To access the conference call, U.S.-based listeners should dial (888) 563-6275 and international listeners should dial (706) 634-7417. All listeners should provide passcode 45971538. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website at www.dermasciences.com.

The slides that accompany the conference call prepared remarks will be posted to the Investors section of www.dermasciences.com prior to the start of the call.

Following the conclusion of the conference call, a telephone replay will be available through August 5, 2016 and can be accessed by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S. All listeners should provide passcode 45971538. The webcast will be available for 30 days.

About BioD, LLC

Based in Memphis, Tenn., BioD was incorporated in 2005 to focus on developing allografts from placental tissue to aid in wound healing. It has more than 25 U.S. patents issued and pending covering its novel products, proprietary processing techniques and the clinical use of its products. Its products are used in a broad range of clinical applications including the treatment of complex chronic wounds, acute wounds and localized areas of injury on inflammation. Its products are also used for filling soft tissue defects or voids. The BioD products are manufactured using its proprietary CryoPrime and DryFlex processing technology. BioD also has an active research and development program and has seven clinical trials underway and one study published in a peer-reviewed journal.

About Derma Sciences, Inc.

Derma Sciences is a tissue regeneration company focused on advanced wound and burn care. It offers a line of products with patented technologies to help better manage chronic and hard-to-heal wounds, many of which result from diabetes and poor vascular functioning. The Company sells AMNIOEXCEL® amniotic allograft membrane and AMNIOMATRIX® amniotic allograft suspension into the $500 million market for skin substitute products. TCC-EZ® is a gold-standard total contact casting system for diabetic foot ulcers. Derma Sciences’ MEDIHONEY® product line is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for barrier protection against microbes and other contaminants. The Company also offers a full product line of traditional dressings. For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.

Stephen T. Wills

Executive Chairman and Interim Principal Executive Officer

swills@dermasciences.com

(609) 514-4744

Investors

LHA

Kim Sutton Golodetz (kgolodetz@lhai.com)	Bruce Voss (bvoss@lhai.com)
(212) 838-3777	(310) 691-7100

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